Exhibit 10.1

May 31, 2017

Mark Zagorski

Sent by email

RE: Terms of Employment

Dear Mark:

Tremor Video, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer on the terms set forth in this letter (the “Agreement”).  Your first day of employment with the Company will be July 10, 2017, unless otherwise agreed by you and the Company’s board of directors (the “Board”).

Position and Responsibilities

You will report to the Company’s Board.  As Chief Executive Officer, you will serve and be responsible for such duties as are normally associated with your position.  Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company, provided that such duties are consistent with your position.  While travel in the performance of your duties may be required, you will work principally at our offices in New York, New York. The Board will appoint you to serve as a member of the Board effective as of the first day of your employment (the “Employment Commencement Date”) and, for so long as you remain the Chief Executive Officer of the Company, shall nominate you to serve on the Board at each annual meeting of shareholders at which your term as a member of the Board has otherwise expired.

Notwithstanding anything to the contrary, nothing herein shall preclude you from: (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of any non-corporate entity) of any religious or charitable organizations or of any non-competing for-profit businesses, in each case, subject to approval of the Board not to be unreasonably withheld or delayed; (ii) engaging in any religious, charitable or other community activities; or (iii) serving as a trustee to any family trust or managing any of the Employee’s personal or family investments and affairs; provided, that such services and activities set out in clauses (i) (ii), and (iii) do not materially interfere with the Employee’s performance of his duties hereunder.

Compensation and Benefits

You will receive a base annual salary of $475,000 for 2017 and 2018, less payroll deductions and all required withholdings. Your salary will be subject to annual review.  You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time.  The Company offers a Discretionary Time Off policy, where this time off can be used for sick and/or personal days, or vacation.

In addition to your base salary, you will be eligible to receive an annual performance-based bonus based on achievement of performance goals to be established by the Board in consultation with you.  Except as otherwise provided herein, to be eligible for a performance bonus, you must maintain full time employment status through the date of the payment.  Bonus payments will be made less payroll deductions and all required withholdings.  Unless otherwise agreed in writing and approved by the Board, bonus payments, if any, are not guaranteed and will be awarded at the sole discretion of the Board.  Your target annual bonus for 2017 and 2018 will be $356,250.  Notwithstanding anything else in this Agreement, for 2017, provided that you remain employed with the Company in good standing through the date of payout of 2017 annual bonuses, you will receive a bonus equal to 100% of your annual bonus target. Bonuses are generally paid out in February of the year following the year to which the bonus applies and will, be paid in the year following the year to which the bonus applies by the later of (i) March 31 of such year or (ii) completion of the Company’s audited financial statement for the prior year, which shall, in any event, be in the year following the year in which the bonus applies.

New-Hire Equity Grants

Subject to the approval of the Board, as an inducement material to your entering into employment with the Company, you will be granted the following equity on the Employment Commencement Date:

•                  Restricted stock units representing a number of shares equal to $440,000 divided by the closing price of the Company’s common stock on the date of grant (the “Appointment RSU Grant”).  The Appointment RSU Grant will be subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.  Twenty five percent (25%) of the shares underlying the Appointment RSU Grant will vest when you complete 12 months of continuous service with the Company from your employment commencement date (excluding service solely as a member of the Board), and twenty five percent (25%) of such shares will vest when you complete each year of continuous service thereafter (excluding service solely as a member of the Board).  The Appointment RSUs will allow, at your election, net withholding of shares to satisfy any withholding taxes due as a result of the vesting and/or settlement of such Appointment RSUs.

•                  An option (the “Appointment Option Grant”) to purchase 450,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant.  The Appointment Option Grant will be subject to the terms and conditions of the applicable Stock Option Agreement.  Twenty five percent (25%) of the shares underlying the Appointment Option Grant will vest when you complete 12 months of continuous service with the Company from your employment commencement date (excluding service solely as a member of the Board), and the balance will vest in equal monthly installments over the next 36 months of continuous service (excluding service solely as a member of the Board).

•                  An option (the “Performance Option”) to purchase 450,000 shares of Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant.  Subject to your continuous service through such date (excluding service solely as a member of the Board), the Performance Option will vest as follows (i) 50% of the shares subject to the Performance Option will vest as of the date on which the 30-day moving average of Company’s common stock exceeds $4.00 per share (as adjusted to account for any stock splits or other adjustments) (the “$4.00 Hurdle”) and (ii) 50% of the shares subject to the Performance Option will vest as of the date on which the 30-day moving average of Company’s common stock exceeds $5.00 per share (as adjusted to account for any stock splits or other adjustments) (the “$5.00 Hurdle”).  In the event of a Change in Control pursuant to which the Company’s common stock is acquired at a price per share greater than $4.00 per share (as adjusted to account for any stock splits or other adjustments), then the $4.00 Hurdle will be deemed to have been achieved, even if the 30-day moving average of the Company’s common stock did not achieve the $4.00 Hurdle; and in the event of a Change in Control pursuant to which the Company’s common stock is acquired at a price per share greater than $5.00 per share (as adjusted to account for any stock splits or other adjustments), then the $5.00 Hurdle will be deemed to have been achieved, even if the 30-day moving average of the Company’s common stock did not achieve the $5.00 Hurdle.  In the event that (i) any of the foregoing vesting criteria have not been achieved on the date which is 4 years from the date of grant, or (ii) the Company consummates a Change in Control pursuant to which the Company’s common stock is acquired at a price per share (as adjusted to account for any stock splits or other adjustments) below $5.00, the unvested portion of the Performance Option (after giving effect to any vesting that may occur in connection with such Change in Control) shall be cancelled and terminated as of such date.  If any portion of the Performance Option becomes vested, you will not be entitled to exercise the vested portion until the date that is 18-months from the applicable vesting date.  The Performance Option will be subject to the terms and conditions of the applicable Stock Option Agreement.

Annual Equity Grant

Subject to the approval of the Board, for 2018 you will receive an annual equity grant with a value of $600,000, consisting of a combination of restricted stock units (the “2018 RSU Grant”) and stock options (the “2018 Option Grant”), as determined by the Board.  The value of the 2018 RSU Grant shall be determined as the fair market value of the number of shares subject to the 2018 RSU Grant based on the closing price of the Company’s common stock as of the date of grant and the value of the 2018 Option Grant shall be determined based on the estimated Black-Scholes value of such 2018 Option Grant on or about the date of the grant.  Unless otherwise agreed between you and the Board prior to the date the 2018 RSU Grant and 2018 Option Grant are granted, no more than 50% of the value of your 2018 annual equity grant will consist of the 2018 Option Grant. The 2018 RSU Grant and 2018 Option Grant will be granted when the Company generally makes 2018 annual grants to its executives (which is expected to occur in March 2018).  Twenty five percent (25%) of the shares underlying the 2018 RSU Grant will vest when you complete 12 months of continuous service with the Company from the date of grant (excluding service solely as a member of the Board), and twenty five percent (25%) of such shares will vest when you complete each year of continuous service thereafter (excluding service solely as a member of the Board).  Twenty five percent (25%) of the shares underlying the 2018 Option Grant will vest when you complete 12 months of continuous service with the Company from the date of grant (excluding service solely as a member of the Board), and the balance will vest in equal monthly installments over the next 36 months of continuous service (excluding service solely as a member of the Board).  Any annual equity grant awarded in the form of restricted stock units will allow, at your election, net withholding of shares to satisfy any withholding taxes due as a result of the vesting and/or settlement of such restricted stock units.

Change in Control

If, during the term of your continuous service, a Change in Control (as defined below) is consummated, you will vest in an additional number of the shares underlying each stock option or restricted stock unit award issued to you by the Company as if you had provided an additional 12 months of continuous service with the Company as of closing of the Change in Control and, after such acceleration, the vesting of any then-remaining unvested stock option and restricted stock awards will continue on the original vesting schedule (with the number of shares vesting on each vesting tranche following such 12 month period remaining unchanged). If your employment terminates in connection with a Change in Control, you will also be entitled to the benefits set forth below under “Severance Benefits.”

Section 280G

If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then if (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax is less than (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax, the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this paragraph shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

Cash Award

Upon commencement of your employment, you will receive a one-time cash payment of $250,000.  You will receive an additional one-time cash payment of $250,000 on the first anniversary of your Employment Commencement Date, provided that you remain employed in good standing as of such date.  In the event that your employment terminates within 180 days of your Employment Commencement Date other than in a Qualified Separation (as defined below), you shall reimburse the Company an amount equal to $250,000 within 30 days of your Separation From Service (as defined below).

You agree that within 30 days of your employment commencement date, you shall purchase shares of the Company’s common stock with a value of at least $100,000; provided that in the event you are prohibited from making any such purchase due to the Company’s insider trading policy or applicable securities laws, you shall purchase such shares as soon as practical following the first date on which you are permitted to make such purchase (and in no event more than five business days thereafter).

Severance Benefits

If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Qualified Separation”), subject to the terms of this Agreement (including satisfaction of the Release Requirement) and your continued compliance with your Confidentiality and Invention Assignment Agreement, and provided such Qualified Separation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will be entitled to the following benefits: (i) severance payments at a rate equal to your base salary, at the rate in effect at the time of your separation date, for the Severance Period; (ii) a pro-rata portion of your annual bonus target for the year in which your termination occurs plus any earned but unpaid bonus amounts from prior periods; and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) the end of the final month of the Severance Period, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  Notwithstanding the foregoing, if the Company’s making payments under clause (iii) of the preceding sentence would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Company will continue to pay to you each month during the Severance Period a taxable payment in an amount that the Company was paying on behalf of you and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the day of your Separation From Service.  The payment, if any, pursuant to the preceding sentence will be made within 60 days after your Separation From Service; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.  In addition, if a Change in Control (as defined below) is consummated and a Qualified Separation occurs within the Change in Control Period, then 100% of the then-unvested portion of any stock option or restricted stock award issued to you by the Company shall vest as of the Release Effective Date.

The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your satisfaction of the Release Requirement (as defined below), will commence on the  first payroll date that follows the Release Effective Date, and once they commence will be retroactive to the date of your

Separation.  The pro-rata portion of your bonus will be paid within seven business days following the Release Effective Date.

You will not be entitled to any of the benefits described above unless you (i) have returned all Company property in your possession, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company and (ii) have satisfied the following release requirement (the “Release Requirement”): execute and return to the Company a general release in the form attached hereto as Exhibit A of all claims that you may have against the Company or persons affiliated with the Company (the “Release”).  You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”).  If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described above.  You acknowledge and agree that if you resign without Good Reason or if the Company terminates your employment for Cause, you will not be eligible to receive any of the benefits described above.

It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii)

such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective.  In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable time period for you to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable severance benefits shall not commence until the beginning of the second calendar year.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your breach of any material representation or warranty contained in this offer letter or any material breach of any other written agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct in the performance of your duties; (vi) your continuing unwillingness to perform lawful, material assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Change in Control Period” means the time period beginning on the date that is two (2) months prior to the Change in Control and ending on the date that is twelve (12) months following the Change in Control.

“Disability” shall mean any physical incapacity or mental incompetence as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent:  (i) a change in your reporting, position or title with the Company or a material reduction in your level of authority or responsibility; (ii) a material reduction in your base salary or bonus opportunity; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; or (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you.  A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

“Qualified Separation” has the meaning set forth under Severance Benefits above.

“Severance Period” means twelve months.

Company Rules and Policies

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook. Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.

Termination of Employment

Your employment with the Company shall be “at will”.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance benefits set forth herein upon certain termination events provided herein.  This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.

Indemnification

The Company will enter into an Indemnification Agreement with you in the form attached hereto as Exhibit B.  You shall be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage and shall be covered to the same extent as other directors and executive officers, including following the termination of your employment for the maximum statute of limitations period which could apply to any claim against you that otherwise would be covered by such insurance.

Attorney’s Fees

The Company will pay or reimburse you, up to an amount not to exceed $10,000, for reasonable and documented legal fees and expenses incurred in the preparation and negotiation of this Agreement and the agreements referenced herein.

Additional Agreements

By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other obligation with any person, company or business enterprise (including any non-competition or non-solicitation covenant) which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you do not have, and shall not bring to Company premises, or use during the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company regarding the subject matter set forth herein. The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

Offer Conditions

The offer described above is based, pursuant to federal law, upon proof of your eligibility to work in the United States satisfactory to the Company. This offer is contingent on (i) completion of a satisfactory background and reference check by the Company, (ii) the Company receiving written confirmation from your current employer that it does not consider your prospective employment with the Company to constitute a breach of any non-competition agreement entered into between you and such employer and (iii) you entering into a Confidentiality and Invention Assignment Agreement in the form attached hereto as Exhibit C prior to your Employment Commencement Date.  In the event that any of the foregoing conditions are not satisfied, this offer may be withdrawn by the Company prior to the start of your employment without any further obligations or liability hereunder.

Please sign and date this letter, and return it to me via PDF at wlee@canaan.com if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship. If you have any questions, please let me know.  If you have not accepted employment by June 2, 2017, this offer of employment shall expire.

Very truly yours,

Tremor Video, Inc.

By:	/s/ Warren Lee
Chairman of Nominating & Corporate Governance Committee

I have read and accept this offer letter:

/s/ Mark Zagorski

Dated: May 31, 2017

EXHIBIT A

GENERAL RELEASE

You have entered into an employment offer letter with the Company (the “Agreement”), pursuant to which the Company has agreed to provide you with certain severance and other benefits.  In order to receive the benefits set forth in the Agreement, you must execute and allow to become effective this General Release (the “Release”) as described herein.

1.              Termination Date.  Your employment with the Company terminated on              (the “Termination Date”).

2.              Salary and Vacation Pay.  On or before the next regularly scheduled pay day following the Termination Date, the Company will pay you all of your salary earned and unpaid through the Termination Date.  You acknowledge that, except as set forth in this Release and the Agreement you are not entitled to receive any additional money from the Company following the Termination Date, and that the only payments and benefits that you are entitled to receive from the Company following the Termination Date are those specified in this Release and the Agreement.

3.              Release of All Claims.  In consideration for the benefits provided by the Company pursuant to the Agreement, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company, as co-employer, or their respective predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law,  and all other laws and regulations relating to employment.  However, this release covers only those claims that arose prior to the execution of this Release.  Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release or the obligations in the Agreement which survive termination of employment.  This release does not release claims that cannot be released as a matter of law, including, but not limited to (1) claims under the Workers’ Compensation Act; (2) claims under the Unemployment Insurance Code; and (3) your right to file a charge with or participate in a charge by the Equal Opportunity Commission or any other local, state or federal administrative body or government agency that is authorized to enforce laws related to employment, with the understanding that any such filing or participation does not give you the right to recover any monetary damages against the Company and the understanding that your release herein bars you from recovering such monetary relief from the Company.

4.              ADEA.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  You also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which you were already entitled.  You are advised by this writing, as required by the ADEA that:  (a) your waiver and release do not apply to any claims that may arise after you sign this Release; (b) You should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this Release to revoke this Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by you and by the Company, provided that you have not earlier revoked this Release (the “Release Effective Date”) and you will not be entitled to receive any of the benefits specified by this Release unless it becomes effective.

5.              No Admission.  Nothing contained in this Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

6.              Other Agreements.  At all times in the future, you will remain bound by your Confidential Information and Assignments Agreement with the Company, a copy of which is attached as Exhibit A.  Any provisions in the Agreement with respect to severance benefits or treatment of equity post-termination of employment will continue in full force and effect.  Except as expressly provided in this Release, this Release renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Release.  This Release may be modified only in a written document signed by you and a duly authorized officer of the Company.

7.              Communications.  You agree that you will refrain from making statements, written or verbal, which disparage the goodwill or reputation of the Company, its officers, board of directors and/or its products, services or business practices.  Similarly, provided that you perform your obligations under this Release, the Company will direct its executive officers and board of directors who hold such positions as of the date of this Release to refrain from making statements, written or verbal, that disparage you or your business reputation.  Notwithstanding the foregoing, either party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.              Confidentiality of Agreement.  You agree that you will not disclose to others the terms of this Release, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Release.

9.              Company Property.  You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.  You must also erase any such proprietary or confidential information contained in any electronic documents or e-mail systems in your possession or control.

10.       Severability.  If any term of this Release is held to be invalid, void or unenforceable, the remainder of this Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

11.       Choice of Law.  This Release will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).

12.       Execution.  This Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TREMOR VIDEO, INC.

By:
Name:
Title:

I agree to the terms of this Release, and I am voluntarily signing this release of all claims.  I acknowledge that I have read and understand this Release, and I understand that I cannot pursue any of the claims and rights that I have waived in this Release at any time in the future.

Dated:

EXHIBIT B

INDEMNIFICATION AGREEMENT

EXHIBIT C

CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT